EXHIBIT 21

                     LUNAR CORPORATION AND SUBSIDIARIES


Name of Subsidiary          Jurisdiction of Incorporation
-------------------------   -----------------------------
Bona Fide, Ltd.               Wisconsin
Lunar FSC, Inc.               U.S. Virgin Islands
Lunar Finance Corporation     Delaware
Lunar Funding Corporation     Delaware
Lunar Capital Corporation     Delaware
Lunar GmbH                    Germany
Lunar Europe, N.V.            Belgium
Lunar France                  France